FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY BALANCE SHEETS
AS OF JUNE 30, 2010 AND DECEMBER 31, 2009

	June 30,	December 31,
	2010	2009
	Unaudited
ASSETS
CURRENT ASSETS:
Cash	$2,942,185	$98,839
Deposit in derivative hedge	-	1,000,000
Total current assets	2,942,185	1,098,839

OTHER ASSETS:
Investments in subsidiaries	325,803,762	290,640,043
Deferred loan expense, net	-	1,955,778
Deferred tax assets	15,248,484	11,722,469
Total other assets	341,052,246	304,318,290

Total assets	$343,994,431	$305,417,129

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, current	$-	$10,000,000
Other payables and accrued liabilities	887,035	2,609,037
Cross currency hedge payable	-	436,702
Total current liabilities	887,035	13,045,739

LONG-TERM LIABILITIES:
Intercompany payables	16,687,854	22,863,141
Notes payable, non-current	-	25,000,000
Fair value of derivative instrument	-	7,532,527
Total long-term liabilities	16,687,854	55,395,668

Total liabilities	17,574,889	68,441,407

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock,$0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of June 30, 2010 and December 31, 2009	-	-
Common stock,$0.006 par value, 100,000,000 shares authorized, June 30, 2010: 37,518,595 shares issued and outstanding December 31, 2009: 29,772,780 shares issued and outstanding	225,113	178,638
Additional paid in capital	164,829,350	105,540,676
Statutory reserves	19,511,407	16,282,793
Retained earnings	114,865,703	97,283,748
Accumulated other comprehensive income	26,987,969	17,689,867
Total shareholders' equity	326,419,542	236,975,722

Total liabilities and shareholders' equity	$343,994,431	$305,417,129

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

OPERATING EXPENSES

General and administrative expenses	$1,148,785	$1,088,297	$2,151,494	$2,100,821
Total operating expenses	1,148,785	1,088,297	2,151,494	2,100,821

OTHER INCOME (EXPENSE)

Interest and other expense, net	13,634	(1,430,166)	(444,422)	(2,804,009)
Loss on cross currency hedge	-	(215,964)	(753,666)	(382,374)
Loss on derivative instrument settlement	-	-	(6,650,000)	-
Loss on debt extinguishment	-	-	(2,395,778)	-
Change in derivative liability - warrants	-	(688,876)	-	(752,114)
Change in derivative liability - conversion option	-	(4,583,809)	-	(5,122,846)
Other income (expense), net	306,040	-	306,040	-
Total other income (expense), net	319,674	(6,918,815)	(9,937,826)	(9,061,343)

EQUITY INCOME EARNINGS OF SUBSIDIARIES	14,189,391	8,831,632	29,373,874	13,461,074

INCOME BEFORE INCOME TAXES	13,360,280	824,520	17,284,554	2,298,910

BENEFIT FOR INCOME TAXES	79,529	738,180	3,526,015	2,364,707

NET INCOME	13,439,809	1,562,700	20,810,569	4,663,617

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	1,890,314	433,866	1,765,575	39,957
Change in fair value of derivative instrument	-	(751,227)	882,527	(3,513,356)
Reclassification of change in cash flow hedge to earnings	-	-	6,650,000	-

COMPREHENSIVE INCOME	$15,330,123	$1,245,339	$30,108,671	$1,190,218

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$20,810,569	$4,663,617
Adjustments to reconcile net income used in operating activities:
Equity in earnings of subsidiaries	(29,373,874)	(13,461,074)
Deferred taxes	(3,526,015)	(2,364,707)
Amortization of loan commission	160,000	524,995
Amortization of stock compensation expense	373,649	928,727
Loss on cross currency hedge	753,666	382,374
Loss on derivative instrument settlement	6,650,000	-
Loss on debt extinguishment	2,395,778	-
Change in derivative liability - warrants	-	752,114
Change in derivative liability - conversion option	-	5,122,846
Change in operating assets and liabilities:
Other payables and accrued liabilities	(1,722,002)	(1,866,167)
Net cash used in operating activities	(3,478,229)	(5,317,275)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	(4,024,270)	(2,630,754)
Payment for unwind of cross currency hedge	(5,650,000)	-
Payments on cross currency hedge payable	(1,190,368)	(114,580)
Net cash used in investing activities	(10,864,638)	(2,745,334)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany payables	(3,575,287)	5,255,842
Change in restricted cash	-	1,000,000
Payment of high yield notes payable	(35,600,000)	-
Proceeds on issuance of common stock and warrants	56,361,500	1,920,000
Net cash provided by financing activities	17,186,213	8,175,842

CHANGE IN CASH	2,843,346	113,233

CASH, beginning of period	98,839	30,414

CASH, end of period	$2,942,185	$143,647

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$1,343,849	$1,852,432

FUSHI COPPERWELD, INC.

CONDENSED NOTES TO PARENT FINANCIAL INFORMATION

(UNAUDITED)

1.	Basis of presentation

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s financial information has been derived from the consolidated financial statements and should be read in conjunction with the consolidated financial statements included in this Form 10-Q. The Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries.

2.	Restricted Net Assets

Schedule I of Article 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the subsidiaries of Fushi Copperweld, Inc. exceed 25% of the consolidated net assets of Fushi Copperweld, Inc. The ability of our Chinese operating affiliates to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because a significant portion of our operations and revenues are conducted and generated in China, a significant portion of our revenues being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

3.	Notes payable consisted of the following:

	June 30, 2010	December 31, 2009
	(Unaudited)
Guaranteed senior secured floating rate notes (“HY Notes”)	-	35,000,000
Less current portion	-	10,000,000
Total notes payable, noncurrent	$-	$25,000,000

Please refer to Note 10 of the Notes to the Consolidated Financial Statements for a more detailed description of the notes payable.

4.	Derivative instrument

The Company's operations are exposed to a variety of global market risks, including the effect of changing interest rates. This exposure is managed, in part, with the use of financial derivatives. The Company uses financial derivatives only to hedge exposures in the ordinary course of business and does not invest in derivative instruments for speculative purposes. On April 10, 2007, effective January 24, 2007, the Company entered a cross currency swap transaction (the Swap) with Merrill Lynch Capital Services, Inc. (“MLCS”) on the $40 million HY notes which converts the LIBOR + 7% per annum USD variable interest rate to an 8.3% per annum RMB fixed interest rate.

Effective March 31, 2010 (the termination date), the SWAP, with an outstanding USD notional amount of $30,000,000 and an outstanding CNY notional amount of 233,175,000 was unwound with a premium payment price of $6,650,000 to MLCS.

On March 31, 2010, the $1,000,000 deposit with MLCS to secure the agreement was released to MLCS as partial payment of the $6,650,000 payment price and the remaining $5,650,000 payment was made to Merrill Lynch on April 6, 2010.

Changes in the fair values of derivative instruments accounted for as cash flow hedges to the extent they qualify for hedge accounting, are recorded in accumulated other comprehensive income.  For the six months ended June 30, 2010 and 2009, a gain of $882,527 and loss of $3,513,356 was recorded on the derivative instrument, respectively, in other comprehensive income. For the three months ended June 30, 2010 and 2009, a loss of $0 and $751,227 was recorded on the derivative instrument, respectively, in other comprehensive income.

FUSHI COPPERWELD, INC.

CONDENSED NOTES TO PARENT FINANCIAL INFORMATION

(UNAUDITED)

On March 31, 2010, $6,650,000 was transferred from the accumulated other comprehensive loss into earnings as a loss from termination of the SWAP.  There were no amounts recorded in the consolidated statements of income in relation to ineffectiveness of this interest SWAP prior to unwind.

During the six and three months ended June 30, 2010 and prior to the termination date the Company paid $1,190,368 and $0 as hedging payment related to the cross currency hedge payable and recognized $753,666 and $0 of loss from derivative transactions as cash flow hedge. During the six and three months ended June 30, 2009, the Company paid $114,580 and $0 as hedging payment related to the cross currency hedge payable and recognized $382,374 and $215,964 of loss related to derivative transactions as cash flow hedge.

 Please refer to Note 12 of the Notes to the Consolidated Financial Statements for the derivative instrument.